U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

   Cleveland                       Russell
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
   8080 N. Central Expressway
   Suite 210   LB-59
--------------------------------------------------------------------------------
                                    (Street)

   Dallas                            TX                 75206
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

        Integrated Security Systems, Inc. (RENN)

--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



--------------------------------------------------------------------------------
4.   Statement for Month/Year

        April 2002

--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)

        February 2001
--------------------------------------------------------------------------------
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     393,259          I        (1)(3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock - PIK                                                                                44,653          I        (1)(3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           04/17/02       J(1)           10,977       A    $0.3100    10,977          I        (1)(3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           04/24/02       J(1)            5,464       A    $0.3109     5,464          I        (1)(3)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     393,259          I        (2)(3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock - PIK                                                                                44,653          I        (2)(3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           04/17/02       J(1)           10,977       A    $0.3100    10,977          I        (2)(3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           04/24/02       J(1)            5,464       A    $0.3109     5,464          I        (2)(3)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

REMARKS: (1) Represents shares owned by Renaissance Capital Growth & Income Fund III, Inc. ("Renaissance III"). (2) Represents shares owned by Renaissance US Growth and Income Trust PLC ("Renaissance PLC"). (3) Filer is an executive officer of Renaissance Capital Group, Inc., which is Investment Advisor to Renaissance III and Investment Manager to Renaissance PLC and may be deemed the beneficial owner of such shares. Renaissance III and Renaissance PLC each own more than 10% of the Company's common stock on a fully converted basis. The reporting person disclaims such beneficial ownership.

(J)(1) Represents shares of Common Stock received by each Renaissance III and Renaissance PLC as payment in kind of dividends paid on preferred stock and interest due on promissory notes.


 (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                     Common      12,500  $1.75      12,500     I(1)(3)
------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                     Common     187,500  $0.80     187,500     I(1)(3)
------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                     Common     125,000  $0.80     125,000     I(1)(3)
------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                     Common     364,299  $0.549    364,299     I(1)(3)
------------------------------------------------------------------------------------------------------------------------------------
$150,000 Series D
Preferred Stock                                                              Common     187,500  $0.80     187,500     I(1)(3)
------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                     Common     125,000  $1.00     125,000     I(1)(3)
------------------------------------------------------------------------------------------------------------------------------------
Series F Cumulative
Preferred Stock                                                              Common   2,714,945  $0.20    2,714,945    I(1)(3)
------------------------------------------------------------------------------------------------------------------------------------
Series G Cumulative
Preferred Stock                                                              Common  18,334,755  $0.20   18,334,755    I(1)(3)
------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                     Common   1,250,000  $0.20    1,250,000    I(1)(3)
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                     Common      12,500   $1.75      12,500    I(2)(3)
-----------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                     Common     125,000   $0.80     125,000    I(2)(3)
------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                     Common     181,818   $0.80     181,818    I(2)(3)
------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                     Common     364,299   $0.549    364,299    I(2)(3)
------------------------------------------------------------------------------------------------------------------------------------
$150,000 Series D
Preferred Stock                                                              Common     187,500   $0.80     187,500    I(2)(3)
------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                     Common     125,000   $1.00     125,000    I(2)(3)
------------------------------------------------------------------------------------------------------------------------------------
Series F Cumulative
Preferred Stock                                                              Common   2,714,945   $0.20   2,714,945    I(2)(3)
------------------------------------------------------------------------------------------------------------------------------------
Series G Cumulative
Preferred Stock                                                              Common  17,504,125   $0.20  17,504,125    I(2)(3)
------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                     Common   1,250,000   $0.20   1,250,000    I(2)(3)
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses: (1) Represents shares owned by Renaissance III. (2) Represents shares owned by Renaissance PLC. (3) The reporting person is an executive officer of Renaissance Capital Group, Inc., which is Investment Adviser to Renaissance III and Investment Manager to Renaissance PLC and may therefore be deemed the beneficial owner of such shares. Renaissance III and Renaissance PLC each own more than 10% of the Company's common stock on a fully converted basis. The reporting person disclaims such beneficial ownership.



/S/------------------------------------------            ----April 10, 2002----
      **Signature of Reporting Person                             Date
        Russell Cleveland

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2